================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A



                                Current Report
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 3, 2001





                         COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)




                                   DELAWARE
                (State or other jurisdiction of incorporation)

           1-10218                          13-3489233
  (Commission File Number)         (IRS Employer Identification No.)

                   5755 NEW KING COURT, TROY, MICHIGAN 48098
                  ------------------------------------------
              (Address of principal executive offices) (Zip code)




                                 (248) 824-2500
                  ------------------------------------------
             (Registrant's telephone number, including area code):




                                      N/A
                  ------------------------------------------
         (Former name or former address, if changed since last report)




================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On July 3, 2001, Collins & Aikman Corporation (the "Company") completed the acquisition of substantially all of the operating businesses of Becker Group, L.L.C. pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 14, 2001 by and among the Company, Collins & Aikman Products Co., Becker Group, L.L.C., CE Becker Inc., ME McInerney Inc. and J Hoehnel Inc. (together with CE Becker Inc. and ME McInerney Inc., the "Corporations"), and the individuals named therein as Sellers.


     Pursuant to the Merger Agreement, the Company merged with and into each of the Corporations, with the Company surviving. The consideration for the acquisition included an aggregate of 17 million shares of common stock of the Company and warrants to purchase 500,000 shares of common stock of the Company at an exercise price of $5.00 per share, $60.0 million in cash and an $18.0 million non-compete agreement with Charles E. Becker to be paid out over five years.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED




                                                                                        PAGE
                                                                                       -----
Audited Combined Financial Statements of the Operating Businesses of the Becker
 Group and its Predecessors as of and for the years ended December 31, 2000 and
 December 31, 1999 and for the periods from July 1, 1998 to December 31, 1998
 and January 1, 1998 to June 30, 1998 ..............................................   F-1

Unaudited Combined Financial Statements of the Operating Businesses of the Becker
 Group as of and for the six months ended June 30, 2001 and for the six months
 ended June 30, 2000 ...............................................................   F-13

(B) PRO FORMA FINANCIAL INFORMATION
                                                                                       PAGE
                                                                                       ----
Pro Forma Unaudited Condensed Consolidated Financial Statements of the Company and
 the Operating Businesses of the Becker Group for the year ended December 31, 2000
 and as of and for the six months ended June 30, 2001 ..............................   F-17

(C) EXHIBITS




EXHIBIT NO.     DESCRIPTION
-------------   -------------------------------------------------------------------------------------
   2.1          Agreement and Plan of Merger dated as of May 14, 2001 by and among Collins &
                Aikman Corporation, Collins & Aikman Products Co., Becker Group, L.L.C., CE
                Becker Inc., ME McInerney Inc., J. Hoehnel Inc. and the individuals party thereto as sellers (filed as Exhibit 2.1 to the Company's original Current Report on Form 8-K concerning this event, filed July 13, 2001)
   4.1          Form of Warrant (filed as Exhibit 4.1 to the Company's original Current Report on
                Form 8-K concerning this event, filed July 13, 2001)
  23.1          Consent of Ernst & Young LLP
  99.1          News Release of Collins & Aikman Corporation dated July 5, 2001 (filed as
                Exhibit 99.1 to the Company's original Current Report on Form 8-K concerning this event, filed July 13, 2001)

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 17, 2001                      COLLINS & AIKMAN CORPORATION
                                              (Registrant)


                                              By:/s/ Ronald T. Lindsay
                                                 ------------------------------
                                                 Ronald T. Lindsay
                                                 Senior Vice President
                                                 General Counsel and Secretary

                         REPORT OF INDEPENDENT AUDITORS

The Management of the Operating Businesses of the Becker Group


We have audited the accompanying combined balance sheets of the Operating Businesses of the Becker Group and its Predecessors as of December 31, 2000 and 1999, and the related combined statements of operations and cash flows for the years then ended and for the periods from January 1, 1998 to June 30, 1998 and July 1, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Operating Businesses of the Becker Group and its Predecessors at December 31, 2000 and 1999, and the combined results of their operations and their combined cash flows for the years then ended and for the periods from July 1, 1998 to December 31, 1998 and January 1, 1998 to June 30, 1998, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

August 24, 2001
Detroit, Michigan

         OPERATING BUSINESSES OF THE BECKER GROUP AND ITS PREDECESSORS
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)




                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       2000            1999
                             ASSETS                                ------------   -------------
CURRENT ASSETS:
 Cash ..........................................................    $   1,846       $      27
 Accounts receivable:
   Product .....................................................       19,737          29,693
   Tooling .....................................................        4,742          14,283
   Extended Enterprise .........................................       14,939              --
                                                                    ---------       ---------
                                                                       39,418          43,976
 Inventories:
   Production inventories-raw materials ........................        2,524           2,718
   Finished goods ..............................................          977           2,044
                                                                    ---------       ---------
      Total inventories ........................................        3,501           4,762
 Reimbursable Tooling ..........................................        6,386           1,349
 Prepaid expenses and other current assets .....................          430             876
                                                                    ---------       ---------
    Total current assets .......................................       51,581          50,990
Property, Plant and Equipment:
 Leasehold improvements ........................................        3,999           3,325
 Machinery & equipment .........................................       26,947          17,105
 Office equipment ..............................................        2,137           2,178
 Construction in progress ......................................          612             159
                                                                    ---------       ---------
 Total property, plant & equipment-at cost .....................       33,695          22,767
 Accumulated depreciation and amortization .....................      (10,911)         (4,978)
                                                                    ---------       ---------
                                                                       22,784          17,789
Long-Lived Assets at Facilities Identified for Closure .........           --           3,875
Other Assets:
 Goodwill ......................................................       62,379          63,358
 Accumulated amortization ......................................       (3,057)         (1,523)
                                                                    ---------       ---------
                                                                       59,322          61,835
 Investment in and advances to EPP and other ...................        2,078           1,703
                                                                    ---------       ---------
    Total other assets .........................................       61,400          63,538
                                                                    ---------       ---------
TOTAL ASSETS ...................................................    $ 135,765       $ 136,192
                                                                    =========       =========

See accompanying notes

         OPERATING BUSINESSES OF THE BECKER GROUP AND ITS PREDECESSORS
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)




                                                              DECEMBER 31,
                                                        -------------------------
                                                            2000          1999
        LIABILITIES AND NET PARENT INVESTMENT           -----------   -----------
CURRENT LIABILITIES:
 Accounts payable ...................................    $  43,611     $  39,238
 Accrued compensation costs .........................        6,235         9,021
 Restructuring reserve ..............................          447         4,377
 Other accrued expenses .............................        5,318         7,922
 Short term debt ....................................       12,400        18,265
                                                         ---------     ---------
    Total current liabilities .......................       68,011        78,823
LONG-TERM LIABILITIES
 Long-term debt .....................................       48,750        31,235
 Other accrued expenses .............................          300           300
                                                         ---------     ---------
    Total long-term liabilities .....................       49,050        31,535
Net Parent Investment ...............................       18,704        25,834
                                                         ---------     ---------
TOTAL LIABILITIES AND NET PARENT INVESTMENT .........    $ 135,765     $ 136,192
                                                         =========     =========

See accompanying notes

         OPERATING BUSINESSES OF THE BECKER GROUP AND ITS PREDECESSORS
                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)




                                                                                       PREDECESSORS
                                                                               ----------------------------
                                                 YEAR ENDED DECEMBER 31,          JULY 1 -      JANUARY 1 -
                                              ------------------------------    DECEMBER 31       JUNE 30
                                                  2000             1999             1998           1998
                                              ------------   ---------------   -------------   ------------
Net Sales -- Becker Manufacturing .........    $ 169,844        $230,528         $ 116,122      $ 126,176
    -- Extended Enterprise ................       47,894           3,692                --             --
                                               ---------        ---------        ---------      ---------
                                                 217,738         234,220           116,122        126,176
Cost of Goods Sold
    -- Becker Manufacturing ...............      134,195         165,493            80,698         85,520
    -- Extended Enterprise ................       47,534           3,692                --             --
                                               ---------        ---------        ---------      ---------
 Gross margin .............................       36,009          65,035            35,424         40,656
Selling, general and administrative
 expenses .................................       18,199          21,202            12,018         12,634
Related party management fees and
 other ....................................        3,217           2,255             1,200          1,200
Restructuring charge/(credit) and
 adjustment of long-lived assets to fair
 value ....................................       (5,325)         14,704                --             --
Goodwill amortization expense .............        1,529           1,523               750            764
Equity earnings in EPP ....................         (477)             (4)              (46)          (549)
Other income ..............................         (861)           (166)               --           (103)
                                               ---------        ----------       ---------      ---------
   Earnings before interest and taxes .....       19,727          25,521            21,502         26,710
Interest expense ..........................       (7,027)         (6,586)           (3,400)            --
                                               ---------        ----------       ---------      ---------
   Earnings before taxes ..................       12,700          18,935            18,102         26,710
Income taxes ..............................          849           3,555             6,879            801
                                               ---------        ----------       ---------      ---------
NET EARNINGS ..............................    $  11,851        $ 15,380         $  11,223      $  25,909
                                               =========        ==========       =========      =========

See accompanying notes

         OPERATING BUSINESSES OF THE BECKER GROUP AND ITS PREDECESSORS
                        COMBINED STATEMENTS OF CASH FLOW
                             (DOLLARS IN THOUSANDS)




                                                                                    PREDECESSORS
                                                                            ----------------------------
                                               YEAR ENDED DECEMBER 31,         JULY 1 -      JANUARY 1 -
                                             ----------------------------    DECEMBER 31       JUNE 30
                                                 2000           1999             1998           1998
                                             -----------   --------------   -------------   ------------
OPERATING ACTIVITIES:
 Net Earnings ............................    $  11,851      $ 15,380         $  11,223      $  25,909
 Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
   Depreciation ..........................        6,553         7,734             3,460          3,786
   Restructuring reserve
    charge/(credit) and adjustment of
    long-lived assets to fair value ......       (5,593)       14,704                --             --
   Goodwill amortization .................        1,529         1,523               750            764
   Equity in income of EPP ...............         (477)           (4)              (46)          (549)
   Loss on disposed equipment ............          198            --                --            985
 Changes in operating assets and
   liabilities
   Accounts receivable ...................        4,437       (19,289)            4,890         (7,352)
   Productive inventory and
    reimbursable tooling .................       (3,776)          944             1,697          4,607
   Trade accounts payable ................        4,440        28,250              (784)        (7,718)
   Accrued liabilities ...................       (4,905)        5,878           (10,965)         1,506
   Other assets ..........................          364          (657)            1,234            662
                                              ---------      ----------       ---------      ---------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES ..............................       14,621        54,463            11,459         22,600
INVESTING ACTIVITIES:
 Purchases of equipment ..................       (5,661)         (982)             (225)        (4,181)
 Proceeds from sale of equipment .........           69           362                --             --
 Investment in affiliates ................           --        (3,147)               --             --
 Proceeds from the surrender of
   insurance policies ....................           --         2,119                --             --
                                              ---------      ----------       ---------      ---------
CASH USED IN INVESTING ACTIVITIES ........       (5,592)       (1,648)             (225)        (4,181)
FINANCING ACTIVITIES:
 Transfers to parent .....................      (18,981)      (11,399)          (11,223)       (17,363)
 Increase in line of credit ..............       11,650            --                --             --
 Repayment of advances by affiliates .....          121           113                --             --
 Principal payments of debt ..............           --       (41,502)             (891)          (210)
                                              ---------      ----------       ---------      ---------
CASH USED IN FINANCING ACTIVITIES ........       (7,210)      (52,788)          (12,114)       (17,573)
                                              ---------      ----------       ---------      ---------
NET INCREASE (DECREASE) IN CASH ..........        1,819            27              (880)           846
CASH AT BEGINNING OF PERIOD ..............           27            --               880             34
                                              ---------      ----------       ---------      ---------
CASH AT END OF PERIOD ....................    $   1,846      $     27         $      --      $     880
                                              =========      ==========       =========      =========

See accompanying notes

           OPERATING BUSINESSES OF BECKER GROUP AND ITS PREDECESSORS

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     On July 3, 2001, the members of Becker Group, LLC entered into an agreement to sell substantially all of the operating businesses of Becker Group, LLC, (hereinafter referred to as the "Operating Businesses of the Becker Group") to Collins & Aikman Corporation ("C&A").

     Prior to 1999, the Operating Businesses of the Becker Group were owned by Becker Group, Inc. On July 1, 1998, Becker Group, Inc. was purchased by Johnson Controls, Inc. In January 1999, Becker Ventures ("Ventures") acquired certain operating divisions of Becker Group Inc. from Johnson Controls, Inc. ("JCI") for $118,900,000, with an effective date of January 1, 1999. Prior to February, 1999 Becker Group Inc. effectively operated as a C-Corporation. On January 29, 1999, Ventures distributed the stock of Becker Group, Inc. to its members, who in turn contributed those shares to a limited liability company (Becker Group, LLC). Immediately thereafter, Becker Group, Inc. was merged into Becker Group, LLC.

     Certain operations of Becker Group, Inc. from January 1, 1998 to June 30, 1998 and July 1, 1998 to December 31, 1998 are the Predecessors to the Operating Businesses of the Becker Group. The Operating Businesses of the Becker Group and its' Predecessors are collectively referred to as the "Company."

     The accompanying combined financial statements include the net assets and operations purchased by C&A and are presented as if the Company had existed as an entity separate from certain affiliated entities not purchased by C&A. The assets and liabilities of the Company have been adjusted to their respective fair values as of the dates of acquisition: July 1, 1998 and January 1, 1999

     For the period from January 1, 1998 to June 30, 1998 and the period from July 1, 1998 to December 31, 1998, Becker Group, Inc. provided certain indirect management services to the Company. Such related expense ($1,200,000 for each 1998 six month period) has been allocated to the Company based on management's estimate of the cost of support. In addition, certain selling, general and administrative expenses of Becker Group, Inc. directly related to its operating groups were allocated to the Company based upon a percentage of sales among the operating groups. Such allocations included in selling, general and administrative expenses approximated $6,056,000 and $7,319,000 for the period July 1, 1998 to December 31, 1998 and the period of January 1, 1998 to June 30, 1998, respectively. Management believes that their allocation methods are reasonable.

     The Company is a supplier of plastic injection-molded components to Original Equipment Manufacturers (OEM) and Tier 1 suppliers to the North American automotive industry.


2. SIGNIFICANT ACCOUNTING POLICIES


INVESTMENTS IN EPP

     The Company has a 45% interest in Engineered Plastic Products, Inc. ("EPP"), which is accounted for under the equity method of accounting.


ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

     Sales are primarily to automotive original equipment suppliers and manufacturers in North America. The Company recognizes revenue for manufactured products (including extended enterprise business) when the goods are shipped and title passes to the customer. The Company's extended enterprise business includes certain vendors which drop ship directly to a customer of the Company. Such revenue is recognized as title is passed to the customer which generally coincides with delivery. Sales to two major customers represent approximately 90% of the combined total revenues in 2000 and 1999.

     The Company generally does not require collateral for its accounts receivable.


INVENTORIES

     Inventories are carried at the lower of cost, using the first-in, first-out (FIFO) method, or market.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated on the basis of cost. Depreciation is computed by the straight-line method over the estimated useful lives of the respective assets, which by asset category are as follows:



   Machinery & Equipment ..........   7 years
   Office Equipment ...............   5 years
   Computer Equipment .............   3 years
   Vehicle ........................   3 years
   Leasehold Improvements .........   10 years

FAIR VALUE OF BALANCE SHEET FINANCIAL INSTRUMENTS

     The carrying amount reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of the long-term debt approximates fair value because the adjustable interest rate for these instruments or because the fixed rate approximates the current market rate.


INTANGIBLE ASSETS

     Goodwill represents the cost in excess of the fair value of identifiable net assets acquired by the Company. Goodwill is amortized by the straight-line method over 40 years.

     The Company periodically evaluates intangible assets for indicators of impairment in value in accordance with FASB Statement No. 121. If impairment is indicated, the Company evaluates the related undiscounted cash flows and, if appropriate, revalues the asset based on fair values. No such adjustments were made in 2000, 1999 or the periods of 1998.

     During 2000, the Company settled a disputed tax matter related to preacquisition periods. Such outcome was favorable to the Company. Accordingly, a reserve established at the acquisition date of approximately $1,000,000 was reversed and offset as a reduction of goodwill. The Company also reversed approximately $400,000 of accrued interest and penalties in 2000 related to disputed tax matters for post acquisition periods to income as this amount was expensed in 1999.


NET PARENT INVESTMENT

     The Net Parent Investment account reflects the balance of the Company's historical earnings and other transactions between the Company and the parent.


ENGINEERING AND DEVELOPMENT COSTS

     Engineering and development costs are expensed as incurred.


USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In 2000, the Company increased earnings by approximately $2.4 million resulting from 2000 actual results differing from 1999 estimates and from changes in certain estimates related principally to insurance reserves, profit sharing accruals and contingency reserves.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

3. ACQUISITION/CHANGE IN OWNERSHIP

     On July 1, 1998, the Company was acquired by JCI as part of their acquisition of the Company's parent Becker Group, Inc. Approximately $119 million of the related purchase price was attributable to the Company. The acquisition was accounted for as a purchase and, accordingly the purchase price was allocated to the acquired assets and assumed liabilities based on estimated fair values as of July 1, 1998. The purchase price exceeded the fair value of net assets acquired by approximately $62 million, which has been recognized as goodwill.

     Effective January 1, 1999, the Company was sold from JCI to Becker Ventures at approximately book value; as such, no adjustments were made to the carrying values of the net assets or goodwill.


4. SHORT-TERM NOTES AND LONG-TERM DEBT

     Debt consisted of the following:




                                                                               DECEMBER 31,
                                                                            2000           1999
                                                                       -------------- --------------
   Note payable to related party, balance due January 29, 2002 with
     interest payable monthly at prime plus 3% .......................  $36,235,000    $36,235,000
   Note payable to related party due on January 29, 2002 with
     interest payable at prime plus 3% ...............................   12,515,000     12,515,000
   Revolving Credit Facility due on demand, with interest payable
     daily at an adjusted LIBOR rate (9.50% at December 31, 2000).....   12,400,000        750,000
                                                                        -----------    -----------
                                                                         61,150,000     49,500,000
   Less current maturities ...........................................   12,400,000     18,265,000
                                                                        -----------    -----------
   Long term debt ....................................................  $48,750,000    $31,235,000
                                                                        ===========    ===========

     During 1999, the Company arranged a $75,000,000 reducing revolving credit facility. Interest is payable at adjusted LIBOR rates. Commitment fees are payable quarterly at an annual rate of .25% based on the unused portion of the line of credit. At December 31, 2000 the reducing revolving credit facility had an outstanding balance of $12,400,000 which is due on demand.

     The Company's cash and indebtedness in 1998 was managed by its parent, Becker Group, Inc. The majority of the cash provided by or used by a particular division, including the Company, was provided through this consolidated cash and debt management system.

     The financial statements for the period of July 1, 1998 to December 31, 1998 include an allocation of interest ($3,400,000) based upon the interest incurred on the July 1, 1998 financing of Becker Group, Inc.

     Interest payments totaled $6,499,000 and $6,586,000 for 2000 and 1999, respectively. No such amounts were paid in the periods of 1998.


5. INCOME TAXES

     Brut (an operating entity within the Company) is a C-Corporation subject to federal income taxes. The Company was a part of a limited liability company from January 30, 1999 through December 31, 2000. Accordingly, earnings during this period were not subject to federal income taxation at the entity level as the earnings are included in the individual member's Federal taxable income. However, the Company was part of a C-Corporation subject to federal income taxes for the period of January 1, 1999 to January 29, 1999 and the period of July 1, 1998 to December 31, 1998. For the period from January 1, 1998 to June 30, 1998 Becker Group, Inc. was an S-Corporation.

     The Company is subject to state income taxes in various states where it has operations.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows:




                                                                              PREDECESSOR-
                                                                            JULY 1, 1998 TO       PREDECESSOR-
                                                                              DECEMBER 31,      JANUARY 1, 1998
                                                    2000         1999             1998          TO JUNE 30, 1998
                                                 ----------   ----------   -----------------   -----------------
United States Federal-Statutory Rate .........        35%          35%             35%                 35%
State and local taxes ........................         3%           3%              3%                  3%
Earnings not subject to tax -- part of LLC or
 S-Corporation ...............................       (31%)        (19%)             0%                (35%)
                                                     ---          ---              --                 ---
Effective tax rate ...........................         7%          19%             38%                  3%

     Deferred tax assets and deferred tax liabilities associated with Brut are not significant as of December 31, 2000 and December 31, 1999.

     Income tax payments were $260,000 and $2,056,000 in 2000 and 1999, respectively. In the periods of 1998, no income tax payments were made.


6. LEASES


     The Company leases all of its facilities under separate operating leases with varying maturity dates. The Company also leases automobiles and certain other equipment. These leases expire at various times during the next 5 years.

     Annual minimum lease payments under all non-cancelable operating leases, which are principally with a related party, are as follows:



   2001 .................................  $2,209,795
   2002 .................................   2,079,774
   2003 .................................   1,129,792
   2004 .................................     391,545
   2005 .................................     228,124
                                           ----------
   Total minimum lease payments .........  $6,039,030
                                           ==========

     Total direct rental expense was $7,742,000 and $9,140,000 for 2000 and 1999, respectively. The Company rents most of its real property from Becker Properties, LLC, an affiliate. Total rent expense of $4,713,400 and $4,832,000 was attributable to Becker Properties, LLC in 2000 and 1999, respectively.


7. RETIREMENT PLANS


     The Company participates in noncontributory defined contribution benefit plans sponsored by its parent covering substantially all employees in the United States. Company contributions are based upon a percentage of gross wages. Plan expense was approximately $700,000, $936,000, $385,000 and $325,000, for the years ended December 31, 2000 and 1999, and the six months ended December 31, 1998 and the six months ended June 30, 1998, respectively.


8. RELATED PARTY TRANSACTIONS

     The Company regularly conducts the following related party transactions:

     The Company paid monthly management service fees to Becker Ventures, LLC. Total service fees of $2,400,000 and $2,255,000 were paid to Becker Ventures, LLC during 2000 and 1999, respectively.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

     During 2000 and 1999, Becker Group expensed and paid $15,878 and $36,320, respectively, related to services from Becker Aviation, LLC.


     The Company has advances due from EPP. These advances have the following balances: The equipment advance (for purchase of production equipment) $189,762; and two cash advances totaling $1,250,000. During 2000 and 1999, EPP paid $121,422 and $112,293 of principal and $20,515 and $29,835 of interest on these advances, respectively. The Company also charges EPP for certain support functions. Such charges to EPP for 2000 was $2,385,000, no such amounts were charged in 1999 or 1998. The Company also sold certain machinery and equipment at its net book value of $732,000 to EPP in connection with the exit of the Chestnut facility. The Company had guaranteed $1 million of EPP's outstanding debt at December 31, 2000.


     The Company paid fees to Becker-Campbell LLC, an affiliate, for manufacturing representation and related program support services. Such amounts were $817,000 in 2000.


     During 2000 and 1999, interest expense attributable to notes with related parties approximated $6,057,000 and $4,429,000, respectively.


9. RESTRUCTURING AND ADJUSTMENT OF LONG-LIVED ASSETS TO FAIR VALUE


     In 1999, the Company committed to the exit of three of its production facilities. The total 1999 charge associated with these actions of $14,704,000 includes $10,327,000 for the adjustment of long lived assets to fair value, $4,113,000 for facility exit costs and $264,000 for employee severance.


     The adjustment of long-lived assets to fair value relates to machinery and equipment at the affected facilities. The historical carrying amount of the machinery and equipment at the affected facilities is included in the balance sheet caption "long-lived assets at facilities identified for closure" net of a related valuation allowance for the write down to fair value. In addition, exit costs, lease termination costs and employee severance costs are included in the balance sheet caption "Restructuring Reserve."


     During 2000, the Company closed one facility. A second facility's capacity was reduced by approximately 50% rather than closed. The third facility was maintained due to increases in volume that were unexpected in 1999.


     Accordingly, in 2000, the Company reversed $5,325,000 of the 1999 charge, while costs of $692,000 were paid for exit and severance and $8,240,000 was incurred for fixed asset disposals. The remaining restructuring reserve at December 31, 2000 is expected to be paid in 2001.


     Also during 2000, the Company elected to exit an alternative facility (Chestnut) that was not contemplated in the 1999 Restructuring Plan. The cost of exiting Chestnut was not significant as the business was sold to EPP, at approximately book value.

     OPERATING BUSINESSES OF BECKER GROUP AND ITS PREDECESSORS (CONCLUDED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

10. NET PARENT INVESTMENT


     Changes in net parent investment were as follows:



   Balance at January 1, 1998 ......................................  $  69,866
   Net earnings for the period of January 1, 1998 to June 30, 1998 .     25,909
   Intercompany transactions, net ..................................    (17,363)
                                                                      ---------
   Balance at June 30, 1998 ........................................  $  78,412
                                                                      =========
   Johnson Controls, Inc. initial investment at July 1, 1998 .......  $ 118,900
   Net earnings for the period of July 1, 1998 to December 31, 1998      11,223
   Intercompany transactions, net ..................................    (11,223)
                                                                      ---------
   Balance at December 31, 1998 ....................................  $ 118,900
                                                                      =========
   Becker Group, LLC initial investment at January 1, 1999 .........  $  21,853
   Net earnings for 1999 ...........................................     15,380
   Intercompany transactions, net ..................................    (11,399)
                                                                      ---------
   Balance at December 31, 1999 ....................................  $  25,834
                                                                      =========
   Net earnings for 2000 ...........................................     11,851
   Intercompany transactions, net ..................................    (18,981)
                                                                      ---------
   Balance at December 31, 2000 ....................................  $  18,704
                                                                      =========

11. COMMITMENTS AND CONTINGENCIES


     The Company is engaged in various legal actions arising in the ordinary course of its business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that it has adequate legal defenses or insurance coverages and that the outcome of these matters will not have a material adverse effect on the Company's financial position or operations.

                   OPERATING BUSINESSES OF THE BECKER GROUP

                            COMBINED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                           UNAUDITED
                                                           JUNE 30,
                                                             2001
                                                         ------------
ASSETS
Current Assets:
 Cash ................................................    $      --
 Accounts receivable:
   Product ...........................................       18,158
   Tooling ...........................................        5,568
   Extended Enterprise ...............................       17,753
                                                          ---------
                                                             41,479
 Inventories:
   Production inventories--raw materials .............        1,940
   Finished goods ....................................          914
                                                          ---------
    Total inventories ................................        2,854
 Reimbursable Tooling ................................        9,229
 Prepaid expenses and other current assets ...........          457
                                                          ---------
    Total current assets .............................       54,019
Property, Plant and Equipment:
 Leasehold improvements ..............................        3,879
 Machinery & equipment ...............................       27,479
 Office equipment ....................................        2,156
 Construction in progress ............................          247
                                                          ---------
                                                             33,761
 Accumulated depreciation and amortization ...........      (13,798)
                                                          ---------
                                                             19,963
Other Assets:
 Goodwill ............................................       62,379
 Accumulated amortization ............................       (3,806)
                                                          ---------
                                                             58,573
 Investment in and advances to EPP and other .........        2,196
                                                          ---------
    Total other assets ...............................       60,769
                                                          ---------
TOTAL ASSETS .........................................    $ 134,751
                                                          =========

LIABILITIES AND NET PARENT INVESTMENT
Current Liabilities:
 Accounts payable ....................................     $ 46,000
 Accrued compensation costs ..........................        5,118
 Restructuring reserve ...............................           --
 Other accrued expenses ..............................        5,104
 Short term debt .....................................           --
                                                           --------
    Total current liabilities ........................       56,222
Long-Term Liabilities
 Long-term debt ......................................       48,750
 Other accrued expenses ..............................          250
                                                           --------
    Total long-term liabilities ......................       49,000
Net Parent Investment ................................       29,529
                                                           --------
TOTAL LIABILITIES AND NET PARENT INVESTMENT ..........     $134,751
                                                           ========

See accompanying notes

                   OPERATING BUSINESSES OF THE BECKER GROUP

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                            (DOLLARS IN THOUSANDS)




                                                         SIX MONTHS ENDED JUNE 30,
                                                         --------------------------
                                                             2001          2000
                                                         -----------   ------------
Net Sales
       -- Becker Manufacturing .......................    $ 49,259      $ 120,029
       -- Extended Enterprise ........................      52,212          5,883
                                                          --------      ---------
                                                           101,471        125,912
Cost of Goods Sold
       -- Becker Manufacturing .......................      39,920         91,324
       -- Extended Enterprise ........................      49,948          5,883
                                                          --------      ---------
 Gross margin ........................................      11,603         28,705
Selling, general and administrative expenses .........       8,852         10,233
Related party management fees and other ..............       1,452          1,531
Restructuring charge .................................       1,210             --
Goodwill amortization expense ........................         749            765
Equity earnings in EPP ...............................        (182)          (251)
Other income .........................................         (59)          (765)
                                                          --------      ---------
 (Loss) earnings before interest and taxes ...........        (419)        17,192
Interest expense .....................................      (3,293)        (3,453)
                                                          --------      ---------
 (Loss) earnings before taxes ........................      (3,712)        13,739
Income taxes .........................................         443            813
                                                          --------      ---------
NET (LOSS) EARNINGS ..................................    $ (4,155)     $  12,926
                                                          ========      =========

See accompanying notes

                   OPERATING BUSINESSES OF THE BECKER GROUP

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                            (DOLLARS IN THOUSANDS)




                                                                  SIX MONTHS ENDED JUNE 30,
                                                                ------------------------------
                                                                     2001            2000
                                                                -------------   --------------
OPERATING ACTIVITIES:
 Net (Loss) Earnings ........................................     $  (4,155)      $ 12,926
 Adjustments to reconcile net (loss) earnings to net cash
   (used in) provided by operating activities:
    Depreciation ............................................         3,160          3,700
    Restructuring charge ....................................         1,210             --
    Goodwill amortization ...................................           749            765
    Equity in income of EPP .................................          (182)          (251)
    Loss on disposed equipment ..............................             4              1
 Changes in operating assets and liabilities
    Accounts receivable .....................................        (2,061)         1,607
    Productive inventory and reimbursable tooling ...........        (4,942)        (1,306)
    Trade accounts payable ..................................         5,135         (3,623)
    Accrued liabilities .....................................        (2,187)            (2)
    Other assets ............................................            27         (1,091)
                                                                  ---------       ----------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES .........        (3,242)        12,726
INVESTING ACTIVITIES:
 Purchases of equipment .....................................        (1,184)        (2,964)
FINANCING ACTIVITIES:
 Transfers from (to) parent .................................        14,980        (18,689)
 Net principal payments (proceeds) of debt ..................       (12,400)         8,900
                                                                  ---------       ----------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES .............         2,580         (9,789)
                                                                  ---------       ----------
Net decrease in cash ........................................        (1,846)           (27)
Cash at beginning of year ...................................         1,846             27
                                                                  ---------       ----------
CASH AT END OF PERIOD .......................................     $      --       $     --
                                                                  =========       ==========

See accompanying notes

                   THE OPERATING BUSINESSES OF BECKER GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. SUBSEQUENT EVENT AND BASIS OF PRESENTATION

     On July 3, 2001, the members of Becker Group, LLC entered into an agreement to sell substantially all of the operating businesses of Becker Group, LLC, (hereinafter referred to as the "Operating Businesses of the Becker Group" or the "Company") to Collins & Aikman Corporation ("C&A"). Prior to June 30, 2001, the Company's Parent made an equity infusion to pay outstanding bank debt. Such bank debt was paid-in-full prior to June 30, 2001.

     The accompanying combined interim financial statements include the net assets and operations purchased by C&A and are presented as if the Company had existed as an entity separate from certain affiliated entities not purchased by C&A.

     The accompanying unaudited combined financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (of a normal and recurring nature) considered necessary for a fair presentation of the results of the interim periods covered have been included. Operating results for the six-month period ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. For further information, refer to the combined financial statements and footnotes thereto included in this document for the year ended December 31, 2000.


2. INCOME TAXES

     The combined financial statements include Brut, a C-Corporation, that is subject to federal income taxes. The remaining combined operations were part of a limited liability company for the six month periods ended June 30, 2001 and 2000. Accordingly, the limited liability company earnings are not subject to federal income taxation at the entity level as the earnings are included in the individual member's Federal taxable income

     The Company is subject to state income taxes in various states where it has operations.


3. RELATED PARTY TRANSACTIONS

     The Company regularly conducts the following related party transactions:

     The Company paid monthly management service fees to Becker Ventures, LLC. Total service fees of $480,000 and $1,200,000 were paid to Becker Ventures, LLC during the six month periods ended June 30, 2001 and 2000, respectively.

     During the six month period ended June 30, 2001, the Company expensed and paid $110,000 related to services from Becker Aviation, LLC. No such amount was paid or incurred during the six months ended June 30, 2000.

     The Company has advances due from EPP of $1,375,000 and $1,502,000 at June 30, 2001 and June 30, 2000, respectively. The Company also charges EPP for certain support functions. Such charges to EPP for the six month periods ended June 30, 2001 and 2000 were $525,000 and $1,200,000, respectively. The Company had guaranteed $1 million of EPP's outstanding debt at June 30, 2001.

     The Company paid fees to Becker-Campbell LLC, an affiliate, for manufacturing representation and related program support services. Such amounts were $72,000 and $331,000 as of June 30, 2001 and June 30, 2000, respectively. The Company paid $900,000 during the six months ended June 30, 2001 as a settlement fee for cancellation of the agreement.

     During the two six month periods ended June 30, 2001 and June 30, 2000, interest expense attributable to notes with related parties approximated $2,711,000 and $2,942,000, respectively.

             THE OPERATING BUSINESSES OF BECKER GROUP (CONCLUDED)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

4. RESTRUCTURING


     During the sixth months ended June 30, 2001, the Company paid approximately $1.6 million for exit costs. The payment made in 2001 exceeded the reserve provided at December 31, 2000, by approximately $1.2 million due to changes in cost estimates and changes in actions. In addition, certain amounts paid in 2001 did not meet qualification for accrual at December 31, 2000.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements have been derived from historical financial statements of Collins & Aikman Corporation ("C&A") and the Operating Businesses of the Becker Group, LLC ("Becker") adjusted to give pro forma effect to the acquisition of Becker by Collins & Aikman (the "Transaction").


     The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2000(1) and the six months ended June 30, 2001 give pro forma effect to the Transaction as if it had occurred on December 26, 1999. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the Transaction as if it had occurred on June 30, 2001.


     The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our results of operations or financial position would actually have been had the Transaction occurred at such time or to project our results of operations for any future period or date.


     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisition of Becker has been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon information presently available and are subject to change. Appraisals are in progress. The final allocations and the amounts included in these unaudited pro forma financial statements could differ significantly.


----------
1 During 2000, Collins & Aikman changed its fiscal year reporting cycle from 52/53 week fiscal year to a calendar year-end. The 2000 fiscal year consisted of 53 weeks which ended on December 31, 2000.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)




                                                                         FISCAL YEAR ENDED DECEMBER 31, 2000
                                                         -------------------------------------------------------------------
                                                                                          PRO FORMA
                                                              C&A           BECKER       ADJUSTMENTS          PRO FORMA
                                                         -------------   -----------   ---------------   -------------------
Net sales ............................................    $ 1,901.8       $  217.7        $    --           $  2,119.5
Cost of goods sold ...................................      1,635.2          181.7           (0.4)(1)          1,816.5
                                                          ---------       --------        -------           ----------
Gross profit .........................................        266.6           36.0            0.4                303.0
Selling, general and administrative expenses .........        158.5           22.9           (0.5)(2)            180.9
Restructuring charges (credit) .......................           --           (5.3)            --                 (5.3)
                                                          ----------      --------        -------           -----------
Operating income .....................................        108.1           18.4            0.9                127.4
Interest expense, net ................................         96.6            7.0           (5.1)(3)             98.5
Loss on sale of receivables ..........................          9.2             --             --                  9.2
Other (income) expense, net ..........................          1.5           (1.3)            --                  0.2
                                                          ----------      --------        -------           -----------
Income from continuing operations before
 income taxes ........................................          0.8           12.7            6.0                 19.5
Income tax expense ...................................          2.2            0.9            6.7 (4)              9.8
                                                          ----------      --------        -------           -----------
Income (loss) from continuing operations before
 extraordinary charge ................................    $    (1.4)      $   11.8       $   (0.7)          $      9.7
                                                          ==========      ========       ========           ===========
Income (loss) from continuing operations per
 common share:
 Basic ...............................................    $   (0.03)                                        $     0.12
 Diluted .............................................    $   (0.03)                                        $     0.12
Average common shares outstanding:
 Basic ...............................................         61.9                                               78.9 (5)
                                                         ===========                                        ===========
 Diluted .............................................         61.9                                               79.3 (5)
                                                         ===========                                        ===========

See notes to unaudited pro forma condensed consolidated statements of operations

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)




                                                                          SIX MONTHS ENDED JUNE 30, 2001
                                                         -----------------------------------------------------------------
                                                                                        PRO FORMA
                                                             C&A          BECKER       ADJUSTMENTS          PRO FORMA
                                                         -----------   -----------   ---------------   -------------------
Net sales ............................................    $ 910.7        $ 101.5        $    --           $  1,012.2
Cost of goods sold ...................................      787.6           89.9           (0.2)(1)            877.3
                                                          -------        -------        -------           ----------
Gross profit .........................................      123.1           11.6            0.2                134.9
Selling, general and administrative expenses .........       76.4           11.1           (0.1)(2)             87.4
Restructuring charges (credit) .......................        9.2            1.2             --                 10.4
                                                          -------        -------        -------           ----------
Operating income (loss) ..............................       37.5           (0.7)           0.3                 37.1
Interest expense, net ................................       43.9            3.2           (2.2)(3)             44.9
Loss on sale of receivables ..........................        3.7             --             --                  3.7
Other (income) expense, net ..........................        5.8           (0.2)            --                  5.6
                                                          -------        -------        -------           ----------
Income (loss) from continuing operations before
 income taxes ........................................      (15.9)          (3.7)           2.5                (17.1)
Income tax expense (benefit) .........................      (10.6)           0.5           (0.8)(4)            (10.9)
                                                          --------       -------        -------           -----------
Income (loss) from continuing operations before
 extraordinary charge ................................    $  (5.3)       $  (4.2)       $   3.3           $     (6.2)
                                                          ========       =======        =======           ===========
Income (loss) from continuing operations per
 common share:
 Basic and diluted ...................................    $ (0.07)                                        $    (0.06)
Average common shares outstanding:
 Basic and diluted ...................................       79.4                                               96.4 (5)
                                                          ========                                        ===========

See notes to unaudited pro forma condensed consolidated statements of operations

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                                  (IN MILLIONS)

The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Transaction as if it had occurred on December 26, 1999.

   1. Represents decreased depreciation expense, primarily resulting from a reduction in value of leasehold improvements for leases on facilities to be closed in connection with the Transaction. Useful lives of these leaseholds improvements were 10 years.

   2. Represents pro forma adjustments to selling, general and administrative expense as follows:





                                                                               YEAR ENDED      SIX MONTHS ENDED
                                                                              DECEMBER 31,         JUNE 30,
                                                                                  2000               2001
                                                                             --------------   -----------------
      Elimination of parent company and related party
       management fees and other (a) .....................................       $ (3.2)           $ (1.5)
      Elimination of certain management positions (b) ....................         (0.9)             (0.4)
      Amortization (c) ...................................................          3.6               1.8
                                                                                 ------            ------
      Net decrease to selling, general and administrative expenses .......         (0.5)             (0.1)
                                                                                 ======            ======

      a. Represents adjustment to eliminate related party management fees and other historically paid by Becker to its parent and related parties. The management and oversight function will be replaced by support provided by existing Collins & Aikman management.

      b. Reflects the elimination of compensation and benefits costs of certain executive management positions that are redundant with existing positions. The individuals have ceased employment in connection with the Transaction. The Company anticipates incurring $0.2 million in severance costs relating to these individuals, such costs are not reflected in the unaudited pro forma condensed consolidated financial statements.

      c. The unaudited pro forma condensed consolidated financial statements reflect amortization of Becker's historical intangible assets. Elimination of the historical amortization has not been reflected, as the allocation of the purchase price for Becker is not yet complete.

         The pro forma adjustment reflected herein represents amortization of estimated fair value adjustments to establish the Becker non-compete agreement arising from the Transaction, which is amortized on a straight-line basis over the five-year term of the agreement.

   3. Represents the net decrease in interest expense to reflect the impact of
      (i) the elimination of interest expense reflected in the historical Becker financial statements, net of (ii) interest expense resulting from additional borrowing from the Revolving Credit Facility in connection with the Transaction. A summary follows:




                                                                   YEAR ENDED      SIX MONTHS ENDED
                                                                  DECEMBER 31,         JUNE 30,
                                                                      2000               2001
                                                                 --------------   -----------------
      Interest on additional borrrowings from Revolving Credit
       Facility ..............................................         1.9                1.0
      Less: Becker historical interest expense ...............        (7.0)              (3.2)
                                                                      -----              -----
      Net decrease ...........................................        (5.1)              (2.2)
                                                                      =====              =====

      Interest expense on the Revolving Credit Facility was calculated at the weighted average rate of 7.65% at June 30, 2001.


   4. Represents the estimated tax effect of the foregoing adjustments at Collins & Aikman marginal tax rates. In addition, the adjustment reflects the net additional tax for Becker as if it were taxed as a C corporation at Collins & Aikman tax rates.


   5. The pro forma basic and diluted shares outstanding were calculated as if the shares and warrants issued in connection with the Transaction were issued on December 26, 1999. See NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

                                 JUNE 30, 2001
                                 (IN MILLIONS)




                                                                                                   PRO FORMA
                                                                   C&A            BECKER          ADJUSTMENTS      PRO FORMA
                                                              ------------- ----------------- ------------------ -------------
Current Assets: .............................................
 Cash and cash equivalents ..................................  $     57.3      $      --         $   (35.7)(1)    $   21.6
 Accounts and other receivables, net of allowances ..........       158.9           41.5                             200.4
 Inventories ................................................       106.3            2.8               0.3 (3)       109.4
 Other ......................................................        53.4            9.7               2.0 (3)        65.1
                                                               ----------      ---------         -----------      --------
    Total current assets ....................................       375.9           54.0             (33.4)          396.5
Property, plant and equipment, net ..........................       402.9           20.0              (3.9)(3)       419.0
Deferred tax assets .........................................        99.9             --               1.6 (3)       101.5
Goodwill, net and other assets ..............................       319.8           60.8              67.8 (3)       466.4
                                                                                                      18.0 (3)
                                                               ----------      ---------         -----------      --------
    TOTAL ASSETS ............................................  $  1,198.5      $   134.8         $    50.1        $1,383.4
                                                               ==========      =========         ===========      ========
Current Liabilities:
 Current maturities of long-term debt
   and short-term borrowings ................................  $     35.1      $      --         $      --        $   35.1
 Accounts payable ...........................................       175.0           46.0                --           221.0
 Accrued expenses ...........................................       127.7           10.2               5.3 (3)       143.2
                                                               ----------      ---------        ------------      --------
    Total current liabilities ...............................       337.8           56.2               5.3           399.3
Long-term debt ..............................................       683.8           48.8              25.3 (1)       709.1
                                                                                                     (48.8)(3)
Other, including post-retirement benefit obligation .........       231.7            0.3              18.0 (3)       250.0
STOCKHOLDERS' EQUITY (DEFICIT) ..............................       (54.8)          29.5             (29.5)(3)        25.0
                                                                                                      79.8 (2)
                                                               ----------      ---------         -----------      --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
      (DEFICIT) .............................................  $  1,198.5      $   134.8         $    50.1        $1,383.4
                                                               ==========      =========        ============      ========

     See notes to unaudited pro forma condensed consolidated balance sheet

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                        (IN MILLIONS, EXCEPT PER SHARE)


The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes adjustments necessary to reflect the estimated effect of the Becker Transaction and the related financing as if they had occurred on June 30, 2001.


   1. The unaudited pro forma condensed consolidated financial statements assume the $61 million cash paid for Becker ($60 million cash consideration plus $1 million transaction advisory fees) was settled with $35.7 million of available cash on hand, and a draw on the Revolving Credit Facility of $25.3 million.


   2. The consideration paid for Becker also included the issuance of Collins & Aikman common stock and warrants totalling $79.8 million summarized as follows:


     a. 17.0 million shares of C&A Common Stock valued at $79.1, $4.65 per share; and


     b. 500 thousand warrants for the purchase of C&A Common Stock at $5.00 per share (fair valued at $0.7 million).


   3. The acquisition will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The purchase price and estimated preliminary adjustments to historical book value as a result of the acquisition are as follows:



       Cash consideration (a) ..........................................    $   60.0
       Non-compete agreement ...........................................        18.0
       Fair value of common shares issued ..............................        79.1
       Fair value of warrants issued ...................................         0.7
       Transaction advisory fees .......................................         1.0
                                                                            --------
       Total purchase price ............................................       158.8
       Net assets of acquired companies ................................       (29.5)
       Historical debt not assumed .....................................       (48.8)
                                                                            --------
       Excess of purchase price over book value of acquired companies ..        80.5

       Allocated as follows (b):
        Adjustment of inventory to estimated fair value ................         0.3
        Net decrease in property, plant and equipment to ...............
         estimated fair value ..........................................        (3.9)
        Establish intangible asset for non-compete agreement ...........        18.0
        Estimated increase in accrued liabilities ......................        (5.3)
        Increase in estimated deferred taxes resulting from ............
         preceeding purchase price allocation adjustments (c) ..........         3.6
        Estimated increase in goodwill .................................        67.8
                                                                            --------
                                                                            $   80.5
                                                                            ========


     a. Cash consideration included both cash paid to sellers and payment of existing indebtedness simultaneous with the closing of the acquisition.


     b. Valuations of various tangible and intangible assets are not yet complete, except for certain leasehold improvements.


     c. The deferred tax effect resulting from the preceding preliminary purchase price allocations adjustments is reflected in the pro forma condensed consolidated balance sheet as $2.0 of current deferred tax asset, and $1.6 of net non-current deferred tax asset.

                                 EXHIBIT INDEX




 EXHIBIT NO.    DESCRIPTION
-------------   -----------
    2.1         Agreement and Plan of Merger dated as of May 14, 2001 by and among Collins
                & Aikman Corporation, Collins & Aikman Products Co., Becker Group, L.L.C.,
                CE Becker Inc., ME McInerney Inc., J. Hoehnel Inc. and the individuals party thereto as sellers (filed as Exhibit 2.1 to the Company's original Current Report on Form 8-K concerning this event, filed July 13, 2001)

    4.1         Form of Warrant (filed as Exhibit 4.1 to the Company's original Current Report on Form 8-K concerning this event, filed July 13, 2001)

   23.1         Consent of Ernst & Young LLP

   99.1         News Release of Collins & Aikman Corporation dated July 5, 2001 (filed as
                Exhibit 99.1 to the Company's original Current Report on Form 8-K concerning this event, filed July 13, 2001)